UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2006

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike Huntsville, Alabama	35806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously announced, on July 25, 2006, ITC^DeltaCom, Inc. (“ITC^DeltaCom” or the “Company”) received a letter from the Nasdaq Stock Market informing the Company that the Nasdaq Listing Qualifications Panel had determined to delist the Company’s common stock from the Nasdaq Global Market effective as of open of business on Thursday, July 27, 2006. The panel’s determination was based on the fact that the Company had failed to maintain a minimum market value of publicly held shares of $15 million as required by Nasdaq Marketplace Rule 4450(b)(3).

ITC^DeltaCom will continue to file all required reports with the Securities and Exchange Commission and expects to be eligible for quotation on the OTC Bulletin Board through one or more market makers. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. If the Company’s common stock is not quoted on the OTC Bulletin beginning on July 27, the common stock will trade in the “Pink Sheets” beginning on July 27, under the symbol “ITCD.” No assurance can be given that market makers currently making a market in the common stock will continue to make a market in the common stock.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective on July 25, 2006, Anthony J. de Nicola resigned from the Company’s Board of Directors. In his resignation letter to the Board of Directors, Mr. de Nicola cited “personal and professional time constraints” as the reason for his resignation. Mr. de Nicola was one of the two directors of the Company designated for appointment to the Board of Directors by the holders of the Company’s 8% Series B convertible redeemable preferred stock on October 6, 2003, which was the date on which the Company issued the Series B preferred stock to investment funds and other persons affiliated or associated with Welsh, Carson, Anderson & Stowe, a private equity fund, in connection with the Company’s acquisition of BTI Telecom Corp.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: July 26, 2006	/S/ J. THOMAS MULLIS
J. Thomas Mullis Senior Vice President—Legal and Regulatory (DulyAuthorized Officer)

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